EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Unity Bancorp, Inc.:

We consent to incorporation by reference in the registration statement Nos. 333-134360, 333-64612, 333-64614, 333-20687,
333-105045, and 333-121409 on Form S-8, of Unity Bancorp, Inc., (the “Company”), of our report dated March 20, 2008, relating to the consolidated balance sheet of Unity Bancorp, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2007, which report is incorporated by reference in the December 31, 2007 Annual Report on Form 10-K of Unity Bancorp, Inc.

McGladrey & Pullen, LLP

Blue Bell, Pennsylvania

March 20, 2008